Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

THIRD QUARTER 2012 FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., November 12, 2012 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and nine months ended September 30, 2012.

Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product and is being marketed in the United States by Purdue Pharmaceutical Products L.P. (Purdue) under the terms of a collaboration agreement between Transcept and Purdue.

Transcept reported cash, cash equivalents and marketable securities of $98.7 million at September 30, 2012, which included the receipt of a $10.0 million milestone payment from Purdue.

“As the Intermezzo launch advances, Purdue continues to refine their understanding of the insomnia landscape and reshape the substantial Intermezzo promotional effort now underway,” stated Glenn A. Oclassen, President and Chief Executive Officer of Transcept. “It is clear that further effort is needed to educate physicians and patients about middle of the night awakenings as an important manifestation of insomnia. We are working closely with Purdue to address this need and to support the future success of Intermezzo.”

Three months ended September 30, 2012 financial results

Transcept recorded $10.4 million in revenue for the quarter ended September 30, 2012 compared to $0.6 million for the quarter ended September 30, 2011. Revenue during the quarter ended September 30, 2012 included a $10.0 million milestone payment from Purdue for the listing of a Transcept method of use patent in the FDA’s Orange Book, $0.2 million of royalties based on Purdue net sales of Intermezzo to wholesalers, and $0.2 million from Purdue for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico and Canada. Revenue for the same period in 2011 consisted of $0.6 million of license fees for recognition of a portion of the $25.0 million up-front license fee received from Purdue in connection with the collaboration agreement for commercialization of Intermezzo in the United States. All revenue from this up-front license fee was recognized by year-end 2011.

Research and development expense for the quarter ended September 30, 2012 was $3.1 million, compared to $2.7 million for the same period in 2011. Research and development expense in both periods was primarily attributable to expense associated with our Phase 2 study for the TO-2061 development program. Research and development expense for the quarter ended

September 30, 2011 included $0.5 million of severance and benefit continuation expense related to the reduction in force announced in July 2011. Research and development expense included non-cash stock compensation expense of $0.2 million for each of the quarters ended September 30, 2012 and 2011.

General and administrative expense for the quarter ended September 30, 2012 was $2.5 million, compared to $2.9 million for the same period in 2011. The decrease in general and administrative expense was primarily attributable to $0.5 million of severance and benefit continuation expense recorded in the quarter ended September 30, 2011 related to the reduction in force announced in July 2011. General and administrative expense included non-cash stock compensation expense of $0.5 million for each of the quarters ended September 30, 2012 and 2011.

Net income for the quarter ended September 30, 2012 was $4.9 million, or $0.26 per share (basic) and $0.25 per share (diluted), compared to a net loss of $5.0 million, or $0.37 per share (basic and diluted), for the same period in 2011. This increase in net income was primarily attributable to the $10.0 million method of use patent milestone payment related to the Purdue collaboration agreement. The weighted average shares used to calculate basic and diluted net income per share were 18,567,833 and 19,231,656, respectively, for the quarter ended September 30, 2012. The weighted average shares used to calculate basic and diluted net loss per share for the quarter ended September 30, 2011 were 13,521,965. At September 30, 2012, there were 18,578,159 common shares outstanding and 3,313,751 common shares underlying outstanding options and warrants.

Nine months ended September 30, 2012 financial results

Transcept recorded $10.9 million in revenue for the nine month period ended September 30, 2012 compared to $6.9 million for the nine month period ended September 30, 2011. Revenue during the nine month period ended September 30, 2012 included a $10.0 million milestone payment from Purdue for the listing of a Transcept method of use patent in the FDA’s Orange Book, $0.7 million of royalties based on Purdue net sales of Intermezzo to wholesalers, and $0.2 million from Purdue for a non-refundable option to negotiate for the commercialization of Intermezzo in Mexico and Canada. Revenue for the same period in 2011 consisted of $6.9 million of license fees for recognition of a portion of the $25.0 million up-front license fee received from Purdue in connection with the collaboration agreement for commercialization of Intermezzo in the United States. All revenue from this up-front license fee was recognized by year-end 2011.

Research and development expense for the nine months ended September 30, 2012 was $8.3 million, compared to $7.9 million for the same period in 2011. Research and development expense in both periods was primarily attributable to expense associated with our Phase 2 study for the TO-2061 development program. Research and development expense for the nine months ended September 30, 2011 included severance and benefit continuation expense of $0.5 million related to our July 2011 reduction-in-force. Research and development expense included non-cash stock compensation expense of $0.7 million for the nine months ended September 30, 2012 and $0.5 million for the nine months ended September 30, 2011.

General and administrative expense for the each of the nine months ended September 30, 2012 and 2011 was $8.0 million. General and administrative expense during the nine months ended September 30, 2011 included $0.5 million severance and benefit continuation expense related to our July 2011 reduction-in-force as well as non-cash stock compensation expense of $0.2 million for stock option modifications to two members of our Board of Directors. General and administrative expense during the nine months ended September 30, 2012 included increased expense for external professional fees, including third-party consulting, and market research. General and administrative expense included non-cash stock compensation expense of $1.5 million and $1.6 million for the nine months ended September 30, 2012 and 2011, respectively.

Net loss for the nine months ended September 30, 2012 was $5.5 million, or $0.33 per share (basic and diluted), compared to a net loss of $9.2 million, or $0.68 per share (basic and diluted), for the nine months ended September 30, 2011. The decrease in net loss was primarily attributable to the $10.0 million method of use patent milestone payment related to the Purdue collaboration agreement. The weighted average shares used to calculate basic and diluted net loss per share were 16,523,037 and 13,490,588 for the nine months ended September 30, 2012 and September 30, 2011, respectively.

FINANCIAL TABLES FOLLOW

Conference call and webcast information

Transcept will host a conference call and webcast on Monday, November 12, 2012, at 4:30 p.m. ET to discuss third quarter 2012 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on January 30, 2013.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue holds commercialization and development rights for Intermezzo in the United States. Transcept is currently conducting a Phase 2 study of an investigational product, TO-2061, in patients with obsessive-compulsive disorder. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.IntermezzoRx.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: Purdue refining their understanding of the insomnia landscape; Purdue reshaping the current Intermezzo promotional effort; the need to educate the medical community about middle-

of-the-night sleep problems, and our collaboration with Purdue to educate physicians and payers accordingly; and the progression of the commercialization of Intermezzo, including our collaboration with Purdue to support any future success of Intermezzo. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payers; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our dependence on our collaboration with Purdue; and obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Senior Director, Corporate Communications

(510) 215-3567

gmann@transcept.com

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Royalty revenue	$190	$—	$683	$—
License fee revenue	—	625	—	6,875
Milestone revenue	10,000	—	10,000	—
Other revenue	250	—	250	—

Total revenue	10,440	625	10,933	6,875

Operating expense:
Research and development	3,057	2,668	8,273	7,922
General and administrative	2,483	2,919	7,998	8,045

Total operating expense	5,540	5,587	16,271	15,967

Income (loss) from operations	4,900	(4,962)	(5,338)	(9,092)
Interest and other income (expense), net	(45)	(29)	(124)	(84)

Net income (loss)	$4,855	$(4,991)	$(5,462)	$(9,176)

Net income (loss) per share:
Basic	$0.26	$(0.37)	$(0.33)	$(0.68)

Diluted	$0.25	$(0.37)	$(0.33)	$(0.68)

Weighted average shares outstanding
Basic	18,568	13,522	16,523	13,491

Diluted	19,232	13,522	16,523	13,491

Comprehensive income (loss)	$4,862	$(4,996)	$(5,485)	$(9,142)

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$70,037	$10,659
Marketable securities	28,634	51,703
Other current assets	2,548	3,475

Total current assets	101,219	65,837
Property and equipment, net	166	314
Goodwill	2,962	2,962
Other assets	—	38

Total assets	$104,347	$69,151

Liabilities and stockholders’ equity
Total current liabilities	$3,369	$3,339
Total non-current liabilities	—	60

Total liabilities	3,369	3,399
Stockholders’ equity:
Common stock and additional paid-in capital	206,528	165,817
Accumulated deficit	(105,556)	(100,094)
Accumulated other comprehensive income	6	29

Total stockholders’ equity	100,978	65,752

Total liabilities and stockholders’ equity	$104,347	$69,151